Allianz Variable Insurance Products Trust (the Trust)

Securities Transactions Executed During the Existence of an Underwriting Syndicate
(Pursuant to Section 10(f) of the Investment Company
Act of 1940 and Rule 10f-3 Thereunder)

As of the Quarter Ending: March 31, 2017


Transaction Information
Name of Purchasing Fund:AZL Enhanced Bond Index Fund

Name of Issuer:	Everett SpinCo, Inc. (DXC Technology
Company) (2020)
Cusip/Sedol/ISIN of Security Purchased:	299897AA6

Date of Transaction:	3/13/2017
Date Offering Commenced:	3/13/2017
Purchase Price/Unit:	$99.69
Underwriting Commission, Spread or Profit:	0.45%

Name of Underwriter from whom Purchased:	Merrill
Lynch, Pierce, Fenner & Smith Incorporated
Name of Affiliated Underwriter in syndicate (include
page of term sheet listing syndicate members):
PNC Capital Markets LLC
# of Shares/Par Amount of Purchase in Fund:	125000

Principal Amount of Purchase in Fund:	$12,461,125

Aggregate Principal Amount of Purchase:	$18,510,000

Principal Amount of Total Offering:	$500,000,000

Conditions of 10f-3 Eligible Transaction

1) Timing and Price:	The securities are purchased
prior to the end of the first day on which any sales
are made, at a price that is not more than the price
paid by each other purchaser of securities in that
offering or in any concurrent offering of the
securities (except, in the case of an Eligible Foreign
Offering, for any rights to purchase that are required
by law to be granted to existing security holders of
the issuer), provided, however, that if the securities
are offered for subscription upon exercise of rights,
the securities shall be purchased on or before the
fourth day preceding the day on which the rights
offering terminates.	Yes X	NO

2.a.) Security Type:	Registered Public Offering: The
securities are part of an issue which is registered
under the 1933 Act that is being offered to the
public;	Yes X	NO

2.b.) Security Type:	Government Securities Offering:
The securities are part of an issue of government
securities, as defined in section 2(a)(16) of the 1940
Act;	YES	No X

2.c.) Security Type:	Eligible Municipal Securities:
The securities are municipal securities, as defined in
section 3(a)(29) of the 1934 Act, that are
sufficiently liquid that they can be sold at or near
their carrying value within a reasonably short period
of time and either are subject to no greater than
moderate credit risk, or if the issuer of the
municipal securities, or the entity supplying the
revenues or other payments from which the issue is to
be paid, has been in continuous operation for less
than three years, including the operation of any
predecessors, the securities are subject to a minimal
or low amount of credit risk.	YES	No X

2.d.) Security Type:	Eligible Foreign Offering:  The
securities are offered publicly under the laws of a
country other than the United States, that meets the
following conditions: (i) The offering is subject to
regulation by a foreign financial regulatory
authority, as defined in section 2(a)(50) of the 1940
Act, in the country in which the public offering
occurs; (ii) the securities are offered at a fixed
price to all purchasers in the offering (except for
any rights to purchase securities that are required by
law to be granted to existing security holders of the
issuer); (iii) financial statements, prepared and
audited in accordance with standards required or
permitted by the appropriate foreign financial
regulatory authority in the country in which the
public offering occurs, for the two years prior to the
offering, are made available to the public and
prospective purchasers in connection with the
offering; and (iv) If the issuer is a Domestic Issuer,
it meets the following conditions: (a) It has a class
of securities registered pursuant to section 12(b) or
12(g) of the 1934 Act or is required to file reports
pursuant to section15(d) of the 1934 Act; and (b) it
has filed all the material required to be filed
pursuant to section 13(a) or 15(d) of the 1934 Act for
a period of at least twelve months immediately
preceding the sale of securities (or for such shorter
period that the issuer was required to file such
material).	YES	No X

2.e.) Security Type:	Eligible Rule 144A Offering:
The securities are being offered in a transaction that
meets the following conditions: (i) the securities are
offered or sold in transactions exempt from
registration under section 4(2) of the 1933 Act, rule
144A thereunder, or rules 501-508 thereunder; (ii) the
securities are sold to persons that the seller and any
person acting on behalf of the seller reasonably
believe to include qualified institutional buyers, as
defined in Rule 144A(a)(1); and (iii) the seller and
any person acting on behalf of the seller reasonably
believe that the securities are eligible for resale to
other qualified institutional buyers	YES	No X

3) Continuous Operation: 	If the securities to be
purchased are part of an issue registered under the
1933 Act that is being offered to the public, are
government securities, or are purchased pursuant to an
Eligible Foreign Offering or an Eligible Rule 144A
Offering, the issuer of the securities must have been
in continuous operation for not less than three years,
including the operations of any predecessors.	Yes X	NO

4) Firm Commitment Underwriting: 	The securities are
offered pursuant to an underwriting or similar
agreement under which the underwriters are committed
to purchase all of the securities being offered,
except those purchased by others pursuant to a rights
offering, if the underwriters purchase any of the
securities.	Yes X	NO

5) Reasonable Commission: 	The commission, spread or
profit received or to be received by the principal
underwriters is reasonable and fair compared to the
commission, spread or profit received by other such
persons in connection with the underwriting of similar
securities being sold during a comparable period of
time.	Yes X	NO

6) Percentage Limit:  	The amount of such securities
of any class of such issue purchased by all of the
Portfolios and investment companies advised by the
Adviser did not exceed 25% of the principal amount of
the offering, if purchased in an offering other than a
Rule 144A Offering.  If purchased in a Rule 144A
Offering, 25% of the total of the principal amount of
the offering of such class sold by underwriters or
members of a selling syndicate to qualified
institutional buyers as defined in Rule 144(a)(1) plus
the principal amount of the offering of such class in
any concurrent public offering.  	Yes X	NO

7) Prohibition of Certain Affiliate Transactions: The
securities being offered were not purchased directly
or indirectly from an affiliate.  If the purchase was
made from an unaffiliated syndicate manager, the
affiliated underwriter did not benefit directly or
indirectly form the transaction, or in the case of a
purchase of eligible municipal securities, the
purchase was not designated as a group sale or
otherwise allocated to the account of the affiliate.
Yes X	NO




Signature of Compliance Manager

Gwen Fleming, Vice President - Portfolio Compliance

Name of Compliance Manager

4/5/2017
Date